Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SHIMMICK CONSTRUCTION COMPANY, INC.

I

The name of this corporation is Shimmick Construction Company, Inc.

 II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is Ronald H. Kahn, Esq., 300 Montgomery Street, Suite 1030, San Francisco, California 94104.

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one hundred thousand (100,000). The par value is one dollar ($1.00) per share.

DATED: January 2, 1990
Ronald H. Kahn,
Incorporator

I declare that I am the person who executed the above instrument and that the instrument is my deed and act.

DATED: January 2, 1990
Ronald H. Kahn

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

  The undersigned certify that:

1.           They are the president and secretary, respectively, of Shimmick Construction Company, Inc., a California corporation.

2.           Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

The corporation is authorized to issue only one class of shares of stock, and the total number of shares that the corporation is authorized to issue is one million (1,000,000). The par value is thirty dollars ($30.00) per share.

3.           The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.           The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with § 902, California Corporations Code. The total number of outstanding shares of the corporation is 89,462. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Dated this 30th day of September, 2009.

Paul A. Cocotis, President

Scott A. Fairgrieve, Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

OF

SHIMMICK CONSTRUCTION COMPANY, INC.

This Certificate of Amendment of Articles of Incorporation is submitted for filing under the applicable provisions of the California General Corporation Law.

The undersigned certify that:

1.	They are the chairman of the board of directors and the assistant secretary, respectively, of Shimmick Construction Company, Inc., a California corporation (the “Corporation”).

2.	Article IV of the Articles of Incorporation of the Corporation is amended to read as follows:

Article IV

The Corporation is authorized to issue one class of shares designated “Common Stock.” The Corporation is authorized to issue 100,000,000 shares of Common Stock, par value $0.0001 per share.

Upon the filing of this Certificate of Amendment of Articles of Incorporation, all outstanding shares, par value $30.00 per share, shall become outstanding shares of Common Stock, par value $0.0001 per share. Immediately thereafter, each share of Common Stock outstanding shall be automatically, and with no further action by the holder of such share, split into 125.5698345 shares of Common Stock, par value $0.0001 per share. There shall be no fractional shares issued. A holder of record of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share shall receive a number of shares equal to the next whole number of shares.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors and was submitted to the shareholders for approval.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The Corporation has only one class of shares outstanding and the total number of outstanding shares is 88,985. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Signed on this 7th day of December, 2015

/s/ Paul Cocotis
Paul Cocotis
Chief Executive Officer and Chairman of the Board

/s/ Scott Fairgrieve
Scott Fairgrieve
Assistant Secretary